November 13, 2026
Revvity to Showcase Strategy for Powering Scientific Intelligence at 2026 Investor Day

•The 2026 Investor Day on November 13 at 9:00 a.m. EST will demonstrate how Revvity is “Powering Scientific Intelligence”
•Revvity connects biology, experimental data and scientific insights to support AI-enabled discovery workflows through specialized research, diagnostics and software capabilities
•Company to provide its latest views on long-term outlook, demonstrating a strong position to deliver above-market growth and sustained shareholder value

WALTHAM, Mass. -- Revvity, Inc. (NYSE: RVTY) today will host its 2026 Investor Day, highlighting the Company's differentiated portfolio of Life Sciences and Diagnostics solutions, as well as its position at the intersection of biology, experimentation and data.
Under the theme "Powering Scientific Intelligence," Prahlad Singh, president and chief executive officer, and members of Revvity's senior leadership team will outline the Company's strategic priorities, recent operational initiatives, and long-range financial outlook.
"Since becoming Revvity in 2023, we have made significant progress building a more focused, innovative, and connected company," said Singh. "Our differentiated portfolio and unique capabilities position us well to support the next era of scientific discovery. Combined with our continued focus on operational excellence, we are confident in our ability to deliver sustained, above-market growth and long-term shareholder value. "
During the event, Revvity will highlight three key areas:
•A differentiated portfolio: Strong positions across attractive Life Sciences and Diagnostics markets, supported by innovative research solutions, specialized diagnostic technologies and leading software capabilities.
•Positioned for the future of scientific discovery: Unique capabilities that connect biology, experimental data, and scientific insights to support increasingly AI-enabled discovery workflows and the growing demand for high-quality experimental evidence.
•Compelling long-term value creation: Continued execution of efforts to simplify the organization, optimizing operational performance, and advancing strategic priorities to support above-market growth and margin expansion.
Webcast
To register for the Investor Day webcast, please visit here. A replay of the webcast will also be available on the website following the event. The accompanying presentation can be found on the Events and Presentations section of the Revvity Investor Relations website.
About Revvity
At Revvity, “impossible” is inspiration, and “can’t be done” is a call to action. Revvity provides health science solutions, technologies, expertise, and services that deliver complete workflows from discovery to development, and diagnosis to cure. Revvity is revolutionizing what’s possible in healthcare, with specialized focus areas in translational multi-omics technologies, biomarker identification, imaging, prediction, screening, detection and diagnosis, informatics and more.
With 2025 revenue of $2.9 billion and approximately 11,000 employees, Revvity serves customers across pharmaceutical and biotech, diagnostic labs, academia and governments. It is part of the S&P 500 index and has customers in more than 160 countries.
Stay updated by following our Newsroom, LinkedIn, X, YouTube, Facebook, and Instagram.
Investor Relations:
Steve Willoughby
steve.willoughby@revvity.com
Media Relations:
Chet Murray
(781) 462-5126
chet.murray@revvity.com